UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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RENT-A-CENTER, INC.
(Name of Registrant as Specified in Its Charter)

Engaged Capital Flagship Master Fund, LP

Engaged Capital Co-Invest V, LP

Engaged Capital Flagship Fund, LP

Engaged Capital Flagship Fund, Ltd.

Engaged Capital, LLC

Engaged Capital Holdings, LLC

Glenn W. Welling

Jeffrey J. Brown

William K. Butler

Mitchell E. Fadel

Christopher B. Hetrick

CAROL A. MCFATE

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Engaged Capital, LLC, together with the other participants named herein (collectively, “Engaged Capital”), intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes for the election of Engaged Capital’s slate of highly qualified director nominees to the Board of Directors of Rent-A-Center, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2017 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On February 23, 2017, Engaged Capital issued the following press release:

ENGAGED CAPITAL NOMINATES FIVE HIGHLY QUALIFIED CANDIDATES

FOR ELECTION TO THE BOARD OF RENT-A-CENTER

•	Engaged Capital has lost confidence in RCII Board’s willingness to fulfill its fiduciary duty and independently identify the optimal risk-adjusted strategy to restore value to RCII shareholders.
•	Reiterates call for RCII Board to hire a financial advisor and immediately initiate a strategic alternatives process to evaluate a sale of the entire Company.
•	Engaged Capital is concerned that the current board and management may take actions that would materially harm shareholders.
•	Formally nominates Mitchell E. Fadel (former President and COO of RCII), William K. (Ken) Butler (former COO of AAN), Jeffrey J. Brown, Carol A. McFate and Christopher B. Hetrick at the upcoming 2017 annual meeting.

Newport Beach, CA, February 23, 2017 /Business Wire/ - Engaged Capital, LLC, an investment firm specializing in enhancing the value of small and mid-cap North American equities, today sent a letter to the Board of Directors (the “Board”) of Rent-A-Center, Inc. (“RCII”) (NASDAQ: RCII) formally nominating five highly qualified candidates for election to the Board at the Company’s upcoming 2017 Annual Meeting of Stockholders.

Glenn W. Welling, Managing Member of Engaged Capital, LLC commented, “It is time for change at RCII. The current Board has presided over years of declining operating performance, deteriorating financial results, and a decimation of shareholder value. Despite years of underperformance, these same directors refuse to act with a sense of urgency to explore all alternatives to create value for the owners of the Company. As one of the Company’s largest shareholders, we felt we had no choice but to present shareholders with an alternative slate of directors – directors who can help stabilize the business while also evaluating all strategic options available to the Company. We are pleased that we were able to attract two of the most experienced operators in the industry to our slate: Mitch Fadel, the former President and COO of RCII and Ken Butler, the former COO of AAN, both of whom are highly qualified to replace Mark Speese, RCII’s Chairman, interim CEO and co-founder, who is up for election at this year's meeting. Both have the capabilities and hands-on experience that is sorely missing in RCII’s boardroom today. In addition, Carol McFate, Jeff Brown, and Chris Hetrick bring decades of financial and transaction experience to the Board that is paramount to assessing and taking action on the highest value option for the Company’s future. We believe it is time shareholders have directors who exhibit an understanding that their job is to act as the fiduciaries of all the Company’s shareholders and not just those shares represented in the boardroom.”

The full text of the letter follows:

February 23, 2017

Board of Directors

Rent-A-Center, Inc.

5501 Headquarters Drive

Plano, Texas 75024

Members of the Board:

Engaged Capital, LLC (together with its affiliates, “Engaged Capital”) has a 12.9% economic interest in Rent-A-Center, Inc. (“RCII” or the “Company”), making us one of the Company’s largest shareholders. As we have expressed numerous times, we believe the RCII Board of Directors (the “Board”) should immediately hire a financial advisor and initiate a strategic alternatives process to evaluate a sale of the entire Company before attempting to pursue a risky public turnaround strategy. The Company’s over 75% decline in share price from its value above $35 a little over two years ago is a stark reminder of the need to benchmark the risk-adjusted alternatives available to the Company. As we highlighted in our December 7, 2016 letter, we believe the Company could command a significant equity premium given the capital structure of the business. For example, based on yesterday’s closing price of $8.40, an acquisition price of $16 per share would represent a 90% premium for shareholders yet only a 38% premium to the Company’s enterprise value. Based on our industry research, we are confident there are numerous parties, both strategic and financial, that would have serious interest in acquiring the Company. Given the history of shareholder value destruction, poor operational execution, weak corporate governance and reactive management change, stubbornly committing to a standalone strategy when other options remain unexplored is simply unacceptable.

While we appreciate the open dialogue we have had to date with the Board, we are extremely disappointed by the Company’s apparent refusal to address our concerns. We believe the recent 100,000 share open market purchase by Mark Speese, RCII’s Chairman, interim CEO and co-founder, signals that the Board is unlikely to proactively commence a strategic alternatives process in the near future. As a consequence of this inaction, we have lost confidence in the willingness of the Board to fulfill its fiduciary duty and independently identify the optimal risk-adjusted strategy to restore value to RCII shareholders.

Our interactions with the Board thus far suggest its behavior as a whole may reflect a personal loyalty to Mr. Speese, who owns only 2.3% of the Company, at the expense of RCII shareholders. This is particularly concerning because we believe Mr. Speese has a significant conflict of interest that could prevent RCII from maximizing value for its shareholders. By pursuing a risky turnaround strategy that allows him to retain control of the Company he co-founded and to maintain his leadership position, Mr. Speese clearly benefits in ways that shareholders, whose primary interest is the Company’s value, do not benefit. Thus, it is imperative for the Board to not let the personal interests of one director stand in the way of value creation. As we see no evidence that the incumbent Board is willing to prioritize the interest of shareholders, we believe the Board must be reconstituted with new directors who will maintain an unquestionable allegiance to the true owners of the Company – the shareholders.

Furthermore, we are extremely concerned that Mr. Speese, under the cover provided by a group of long-tenured and apparently conflicted incumbent directors, may materially harm shareholders if he acts to ensure his continued control of the Company at any cost. These actions include, but are not limited to:

1)	Failing to respond to incoming communications from parties expressing an interest in acquiring the Company. It is our understanding that Mr. Speese may be employing this strategy so that he can either legitimately tell the Board he has not received meaningful approaches from interested parties or to limit his interactions to parties that are in his personal best interest.
2)	Failing to inform all members of the Board of such inbound communications.
3)	Restructuring the Company’s debt in a way that transfers value from equity holders to debt holders, effectively acting as an implicit poison pill (e.g. onerous prepayment penalties) for would-be acquirers. Mr. Speese is having discussions with lenders on refinancing alternatives which we are concerned could make RCII less valuable to an acquirer or make an acquisition of the Company more difficult.
4)	Selling a piece of the Company while refusing to evaluate a sale of the entire Company, ultimately damaging the value of the remaining business.
5)	Diluting current shareholders by placing equity or convertible debt with a “friendly” party to protect the status quo.
6)	Negotiating a sale of the entire Company to a “friendly” party as opposed to running a full and fair process.
7)	Delaying a formal consideration of strategic alternatives to provide interim management more time to operate the business, which, despite their best efforts, and based upon recent performance, could result in a continued worsening of operational performance and a further decline in equity value.

We are hereby putting each and every director on notice. We will use any and all resources at our disposal to ensure that the approximately 98% of shares outstanding not owned by Mr. Speese are protected from further value destruction. More specifically, we call on RCII’s six independent directors (Michael J. Gade, Rishi Garg, Jeffrey Jackson, J.V. Lentell, Leonard H. Roberts and Stephen L. Pepper) to act objectively in these deliberations and to hold Mr. Speese accountable. You are being closely watched by us and the rest of RCII’s shareholder base. To be clear, we intend to hold each of you personally liable to the fullest extent permitted by law should you continue down a value destructive path and fail to act in the best interests of the Company’s shareholders. We believe that if you choose to do what is right for the Company’s shareholders, as is your duty, the potential exists to create a significant amount of shareholder value by capturing a large percentage of the “fixed” value of RCII in a sale of the Company.

Given our interactions with the Company thus far, and the concerns highlighted above in this letter, we feel we have been left with no choice but to seek significant Board change. Given that five of seven incumbent directors have served on the Board for over ten years and two of such directors (including Mr. Speese) have served on the Board for over twenty years, we believe this Board is stale and needs to be refreshed with new directors. We are formally providing the Board notice of our nomination of five highly qualified candidates for election to the Board at the Company’s upcoming 2017 Annual Meeting of Stockholders; provided, however, that we intend to withdraw two of our nominees to the extent that only three seats remain up for election at the meeting. We believe these individuals possess the financial, operational and strategic acumen the Board urgently needs. Our nominees are:

Mitchell E. Fadel is currently self-employed after most recently serving as President – U.S. Pawn for EZCORP, Inc. (NASDAQ:EZPW), a leading provider of pawn loans in the United States and Mexico, from September 2015 to December 2016. Prior to that, Mr. Fadel served as RCII’s President (beginning in July 2000) and Chief Operating Officer (beginning in December 2002) each until August 2015, where he also served as a director from December 2000 to November 2013. From 1992 until 2000, Mr. Fadel served as President and Chief Executive Officer of RCII’s subsidiary ColorTyme, Inc., the largest all franchise rent-to-own brand in the country. Mr. Fadel’s professional experience with RCII also includes previously serving as a Regional Director and a District Manager.

William K. (Ken) Butler has served as the President, Chief Executive Officer and a director of ATL Leasing Inc., where he manages over 70 Buddy’s Home Furnishings rent-to-own stores in the Southeast, since September 2015. He has also served as President and Chief Executive Officer of Pro Carts, Inc. (d/b/a All Pro Carts), a family owned and operated golf cart sales, service and rental business, since September 2013. Prior to that, Mr. Butler held various leadership positions with Aaron’s, Inc. (NYSE:AAN) (“Aaron’s”), a leading omnichannel provider of lease-purchase solutions, from 1974 to May 2013, where he also served as a director from 2000 until May 2013. Mr. Butler’s most recent executive positions with Aaron’s include serving as its Chief Operating Officer from 2008 to May 2013 and President of its Sales & Lease Ownership Division from 1995 to 2008, a division he served as Vice President of from 1986 to 1995. Mr. Butler previously served as a director of The McPherson Family Trust (d/b/a RE/MAX of Kentucky/Tennessee, Inc., RE/MAX of Georgia, Inc. and RE/MAX of Southern Ohio, Inc.) from 2002 until its sale in December 2016. Mr. Butler was the 2012 recipient of the Ernie Talley Lifetime Achievement Award presented by the Association of Progressive Rental Organizations (APRO), the rent-to-own industry trade group.

Carol A. McFate has served as the Chief Investment Officer of Xerox Corporation (NYSE:XRX), a multinational document provider of multifunction document management systems and services, where she manages retirement investment assets for North American and U.K. plans, since 2006. Previously, Ms. McFate served as Executive Vice President & Global Treasurer for XL Global Services, Inc., a US-based subsidiary of XL Capital, Ltd. (NYSE:XLC), a leading Bermuda-based global insurance and reinsurance company, from 2003 to 2006. From 1994 to 2003, Ms. McFate held various positions with American International Group Inc. (NYSE:AIG), an American multinational property & casualty, life insurance, and financial services provider, including Vice President & Treasurer from 1998-2002. From 1988 to 1994, Ms. McFate held various positions with The Prudential Insurance Company of America (NYSE:PRU), an American Fortune Global 500 and Fortune 500 company whose subsidiaries provide insurance, investment management, and other financial products and services to both retail and institutional customers throughout the United States and in over 30 other countries, including Senior Vice President, Financial Restructuring Group, Senior Vice President, Prudential Capital Group and Vice President, Corporate Finance Group. Ms. McFate has been recognized throughout her career for her service, including receiving a Corporate Plan Sponsor Industry Innovation Award from Chief Investment Officer Magazine in 2012 and Chief Investment Officer Power 100 from Chief Investment Officer Magazine from 2011 to 2016. Ms. McFate has also been honored by Institutional Investor, winning two awards in 2014: the Investor Intelligence Network Thought Leadership Award and the Small Corporate Plan Sponsor Award.

Jeffrey J. Brown is the Chief Executive Officer and founding member of Brown Equity Partners, LLC (“BEP”), which provides capital to management teams and companies needing equity capital. Prior to founding BEP in 2007, Mr. Brown served as a founding partner and primary deal originator of the venture capital and private equity firm Forrest Binkley & Brown (“FBB”) from 1993 to 2007. In his 30 years in the investment business, Mr. Brown has been on over 40 boards of directors, including service on 8 public companies. Since June 2015, Mr. Brown has served as the Lead Director of Medifast, Inc. (NYSE:MED), a nutrition and weight loss company, where he also serves as a member of each of the Audit and Mergers & Acquisitions Committees. From April 2016 until the completion of its sale in September 2016, Mr. Brown served as a director of Outerwall Inc. (formerly NASDAQ:OUTR), a provider of retail products and services to consumers via self-service interactive kiosks. From February 2014 until May 2016, Mr. Brown served as a director of RCS Capital Corporation (n/k/a Aretec Group, Inc.), an investment firm. From 2011 until 2015, Mr. Brown served as a director of Midatech Pharma PLC (LSE:MTPH), a nano-medicine company. From 2012 until 2014, Mr. Brown served as a director of Nordion, Inc. (NYSE:NDZ), a health science company. From 2009 until 2011, Mr. Brown served as a director of Steadfast Income REIT, Inc., a real estate investment trust. In the course of his career, Mr. Brown has also worked at Hughes Aircraft Company, Morgan Stanley & Company, Security Pacific Capital Corporation and Bank of America Corporation.

Christopher B. Hetrick has been the Director of Research at Engaged Capital, a California based investment firm and registered advisor with the U.S. Securities and Exchange Commission focused on investing in small and mid-cap North American equities, since September 2012. Prior to joining Engaged Capital, Mr. Hetrick worked at Relational Investors LLC ("Relational"), a $6 billion activist equity fund, from January 2002 to August 2012. Mr. Hetrick began his career with Relational as an associate analyst. He eventually became the firm's senior consumer analyst overseeing over $1 billion in consumer sector investments. Prior to his work heading up the consumer research team, Mr. Hetrick was a generalist covering major investments in the technology, financial, automotive and food sectors.

As we have discussed with you, it is always our intention to work collaboratively with the boards and management teams of our portfolio companies and RCII is no exception. Rather than wasting management’s time and shareholders’ capital on a campaign against our highly qualified nominees, let us work together to bring new perspectives into the boardroom and agree on a path that will create value for all shareholders.

Sincerely,

Glenn W. Welling

Managing Member

About Engaged Capital:

Engaged Capital, LLC (“Engaged Capital”) was established in 2012 by a group of professionals with significant experience in activist investing in North America and was seeded by Grosvenor Capital Management, L.P., one of the oldest and largest global alternative investment managers. Engaged Capital is a limited liability company owned by its principals and formed to create long-term shareholder value by bringing an owner’s perspective to the managements and boards of undervalued public companies. Engaged Capital’s efforts and resources are dedicated to a single investment style, “Constructive Activism” with a focus on delivering superior, long-term, risk-adjusted returns for investors. Engaged Capital is based in Newport Beach, California.

SOURCE: Engaged Capital, LLC

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CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Engaged Capital, LLC (“Engaged Capital”), together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2017 annual meeting of stockholders of Rent-A-Center, Inc., a Delaware corporation (the “Company”).

ENGAGED CAPITAL STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are Engaged Capital Flagship Master Fund, LP (“Engaged Capital Flagship Master”), Engaged Capital Co-Invest V, LP (“Engaged Capital Co-Invest V”), Engaged Capital Flagship Fund, LP (“Engaged Capital Fund”), Engaged Capital Flagship Fund, Ltd. (“Engaged Capital Offshore”), Engaged Capital, Engaged Capital Holdings, LLC (“Engaged Holdings”), Glenn W. Welling, Jeffrey J. Brown, William K. Butler, Mitchell E. Fadel, Christopher B. Hetrick and Carol A. McFate.

As of the date hereof, Engaged Capital Flagship Master beneficially owned 2,324,944 shares of common stock, $0.01 par value per share (“Common Stock”). As of the date hereof, Engaged Capital Co-Invest V beneficially owned 2,703,611 shares of Common Stock. As of the date hereof, 259,821 shares of Common Stock were held in an account managed by Engaged Capital (the “Engaged Capital Account”). Each of Engaged Capital Fund and Engaged Capital Offshore, as feeder funds of Engaged Capital Flagship Master, may be deemed to beneficially own the 2,324,944 shares of Common Stock owned by Engaged Capital Flagship Master. Engaged Capital, as the general partner and investment adviser of Engaged Capital Flagship Master and Engaged Capital Co-Invest V and the investment adviser of the Engaged Capital Account, may be deemed to beneficially own the 5,288,376 shares of Common Stock owned in the aggregate by Engaged Capital Flagship Master and Engaged Capital Co-Invest V and held in the Engaged Capital Account. Engaged Holdings, as the managing member of Engaged Capital, may be deemed to beneficially own the 5,288,376 shares of Common Stock owned in the aggregate by Engaged Capital Flagship Master and Engaged Capital Co-Invest V and held in the Engaged Capital Account. Mr. Welling, as the Founder and Chief Investment Officer of Engaged Capital and sole member of Engaged Holdings, may be deemed to beneficially own the 5,288,376 shares of Common Stock owned in the aggregate by Engaged Capital Flagship Master and Engaged Capital Co-Invest V and held in the Engaged Capital Account. As of the date hereof, Messrs. Brown, Butler, Fadel and Hetrick and Ms. McFate did not beneficially own any shares of Common Stock.